Exhibit 5
                                   EXHIBIT "5"

                                 LAW OFFICES OF
                               WOLIN & ROSEN, LTD.
                       55 WEST MONROE STREET O SUITE 3600
                          CHICAGO, ILLINOIS 60603-5011
                                     ~~~~~~
                             TELEPHONE: 312/424-0600
                             FACSIMILE: 312/424-0660


                               September 21, 2001
Pool Management Services, Inc.
c/o Hanseatic Discretionary Pool, L.L.C.
9925 S. Pennsylvania
Suite 110
Oklahoma City, OK  73159

         Re:      Hanseatic Discretionary Pool, L.L.C.

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 100,000 units of membership interest ("Units") of Hanseatic Discretionary Pool, L.L.C., an Oklahoma limited liability company (the "Company"). We have examined such documents, records, and applicable law as we have deemed necessary or appropriate for purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that upon (1) the sale of the Units described in the Registration Statement in the manner and on the terms and conditions set forth therein, and (2) the identification of the purchasers of Units as members on the books and records of the Company, the Units will be validly issued, fully-paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours

                                                     /s/ Wolin & Rosen, Ltd.

                                                     Wolin & Rosen, Ltd.

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